Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com

Trinity Place Holdings Inc. Announces Loan Extension and Modification and 77 Greenwich Update

NEW YORK, NY (June 11, 2020). Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) announced today that through a wholly owned subsidiary, it has extended and modified its loan encumbering 237 11th Street, Brooklyn, NY. The maturity date of this loan was extended to June 10, 2021. In connection with this extension, the maximum loan amount was increased by $4,250,000. These additional loan proceeds will be drawn down in the future to fund a portion of the remaining costs to repair construction defects and damage relating thereto. The Company currently expects to restart the leasing program this summer as the first set of repaired units become available.

Construction progress continues on the 77 Greenwich project. Through mid-March, we had completed the superstructure, the structure was 90% enclosed, and framing and drywall installation had commenced. Additionally, we completed the conveyance of the school condominium at the base of the building to the NYC School Construction Authority. On March 27th the Governor shutdown all non-essential construction, but the project site re-opened in mid-April as a qualified essential project due to the need to continue work on the school. On June 8th full construction operations in all areas of the project recommenced with a focus on the apartment finishes.

About Trinity Place Holdings

The Company is a real estate holding, investment, development and asset management company. The Company’s largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan. 77 Greenwich was a vacant building that was demolished and is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. The Company also owns a newly built 105-unit, 12-story multi-family property in Brooklyn, New York, acquired in May 2018, and, through joint ventures, a 50% interest in a newly built 95-unit multi-family property known as The Berkley, located at 223 North 8th Street, Brooklyn and a 10% interest in a newly built 234-unit multi-family property located one block from The Berkley at 250 North 10th Street acquired in January 2020, also in Brooklyn, New York. In addition, the Company owns a property occupied by retail tenants in Paramus, New Jersey. Several of the Company’s current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012, including certain intellectual property and $245.6 million of Federal tax net operating losses as well as significant state losses (as of March 31, 2020). More information on the Company can be found at trinityplaceholdings.com and on its residential properties at theberkleybk.com as well as 237eleventh.com and tfc.com/residential/250n10.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include those related to the rapidly evolving COVID-19 pandemic and its impacts, the scope of which is not yet known, the effect that any delays in the completion of the repairs and remediation work  at 237 11th have on our ability to restart the leasing program at the property as currently anticipated, as well as other possible risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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